Exhibit 99.2

China Bilingual Announces Acquisition of Shanxi Rising School

Shanxi Rising to double student enrollment capacity of China Bilingual

TAIYUAN CITY, China, September 12, 2011 /PRNewswire-Asia/ -- China Bilingual Technology & Education Group Inc. (OTCBB: CBLY) ("China Bilingual" or the "Company"), an education company that owns and operates high-quality, K-12 private boarding schools in China, announced today that it has entered into an Equity Transfer Agreement (the “Agreement”) with all of the equity holders of Shanxi Rising Education Investment Co., Ltd. (“Shanxi Rising”).

Founded in 2002, Shanxi Rising is a K-12 private boarding school located in Jinzhong City, Shanxi Province, People’s Republic of China, with approximately 3,000 students currently enrolled and a total capacity for approximately 10,000 students. The Shanxi Rising campus spans 82 acres and is comprised of over 2.3 million square feet of facilities, including 18 dormitories to accommodate 10,000 students, academic classrooms, gymnasium, theater, natatorium, cafeteria, and other administrative and academic buildings.

Pursuant to the Agreement, the Company agreed to purchase 100% of the equity interests of Shanxi Rising for RMB 690 million (approximately US$108.1 million), of which RMB 340 million (approximately US$53.3 million) has been paid. The balance of the purchase price shall be paid as follows: RMB 150 million (approximately US$23.5 million) to be paid by August 31, 2012, RMB 100 million (approximately US$15.7 million) by August 31, 2013 and RMB 100 million (approximately US$15.7 million) by August 31, 2014.

The Company has paid RMB 340 million (approximately US$53.2 million) to close the transaction with a total purchase price of RMB 690 million (approximately US$108.1 million).  The Company used approximately RMB 240 million (approximately US$37.6 million) in cash on hand from working capital and received a RMB 150 million line of credit from a regional Chinese bank for the balance of the initial payment of approximately RMB 100 million (approximately US$15.6 million).  The Company has agreed to pay the balance of the purchase price, RMB 350 million (approximately US$54.9 million), over three years.

“We are very pleased to have closed on this transaction to begin the 2011–2012 academic school year,” stated Dr. Ren Zhiqing, Chairman and CEO of China Bilingual. “The addition of Shanxi Rising to our portfolio of educational institutions strengthens our position in the fast-growing private education sector in China. With our long history of operational success and track record of academic excellence, we believe we will be able to drive substantial growth in the years ahead.  We began with just nine students enrolled in our original schools in 1998, and we now have the capacity for 20,000 students.  We remain dedicated to becoming an education leader in China and increasing long-term value for our shareholders.”

Dr. Ren continued, “The terms of our financing are favorable to our overall growth strategy and allow us to focus on building enrollment through this next school year.  We have worked hard over the past thirteen years to establish our academic reputation and can build our future upon this platform.”

Michael Toups, CFO of China Bilingual, stated, “We purchased this school because of the location and infrastructure already in place.  It is part of our expansion strategy to acquire underperforming schools and overlay our teaching methodologies, thereby leveraging our academic reputation to increase enrollment.”

China Bilingual is scheduled to present today at the Rodman & Renshaw Annual Global Investment Conference, taking place September 11-13, 2011 at the Waldorf Astoria Hotel in New York City.  The Company will present at 2:25 p.m. Eastern time in the Carnegie Suite.  To schedule a meeting with the Company at this event or in the New York metro area, call Mike Bowdoin at 407-644-4256, Ext. 110, or email info@redchip.com.

About China Bilingual Technology & Education Group Inc.

China Bilingual Technology and Education Group, Inc. is an education company that owns and operates high-quality, K-12 private boarding schools in China. Founded in 1998, the Company currently operates three schools encompassing the kindergarten, elementary, middle and high school levels with approximately 12,600 students and 2,000 faculty and staff.

The Company’s schools are located in Shanxi and Sichuan Provinces and provide students with an innovative and high-quality education with a focus on fluency and cultural skills in both Chinese and English. The schools regularly rank among the top schools in their respective regions for college entrance rates and national college entrance exam scores. The Company’s schools have earned excellent teaching reputations and are recognized for the success of their students and strong faculty.

As China experiences rapid industrialization and economic growth, the government is focused on education as a means to increase worker productivity and raise the standard of living. Parents in China’s new middle and upper classes are sending their children to receive private school education to give them an advantage in China’s increasingly competitive workforce. The Company’s sector in education is not subject to corporate income tax, and the Company anticipates its growth will come from both organic growth through increased enrollment and expansion of its business model and teaching methods into new schools to be acquired by the Company.

Forward-Looking Statements

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. For additional information, readers should carefully review reports or documents the Company files periodically with the Securities and Exchange Commission.

Contact:

At the Company:
Michael Toups, Chief Financial Officer
U.S. Office +1 727-641-1357
miketoups@gmail.com

Investor Relations:
Mike Bowdoin
RedChip Companies, Inc.
Tel: +1-800-733-2447, Ext. 110
Email: info@redchip.com

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SOURCE: China Bilingual Technology & Education Group Inc.